Exhibit 10.14

June 29, 2023

1-800-FLOWERS.COM, Inc.
Two Jericho Plaza
Suite 200
Jericho, NY 11753

Attention: General Counsel

Dear Sir:

This letter sets forth our agreement that, in connection with my appointment as Chief Executive Officer of 1-800-FLOWERS.COM, Inc. (the “Company”), effective July 3, 2023, I will cease to accrue an annual deferred compensation benefit as provided in Section 5(c) of my Employment Agreement with the Company, dated July 4, 2016 (the “Deferred Compensation Arrangement”), and I will be eligible to earn an annual incentive bonus under the Company’s Sharing Success Plan (or any successor annual cash bonus plan), with an annual target award equal to 100% of my annual base salary, as in effect from time to time (the “Annual Bonus Arrangement”).

Unless otherwise agreed by me and the Company, the Annual Bonus Arrangement will continue for each fiscal year of the Company in which I serve as Chief Executive Officer. In the event I cease to serve as Chief Executive Officer and continue in the role of Executive Chairman of the Company, unless otherwise agreed by me and the Company, the Annual Bonus Arrangement will be discontinued and the Deferred Compensation Arrangement will be resumed, commencing with the first fiscal year of the Company following the fiscal year in which I have resigned or been removed from the position of Chief Executive Officer of the Company.

Please acknowledge the Company’s agreement with the foregoing by signing this letter in the space provided below.

Very truly yours, /s/ James F. McCann

1-800-FLOWERS.COM, Inc.

By: /s/ Michael R. Manley
Name: Michael R. Manley
Title: General Counsel